EXHIBIT 99.1

[Magellan Health Services logo]                          NEWS RELEASE

                                                         16 Munson Road
                                                         Farmington, CT 06302
                                                         www.MagellanHealth.com
FOR IMMEDIATE RELEASE
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                                                 INVESTOR CONTACT: Melissa Rose
                                                                   877-645-6464

                                                 MEDIA CONTACT:    Erin Somers
                                                                   410-953-2405

                 MAGELLAN HEALTH SERVICES ELECTS BARRY M. SMITH
                              TO BOARD OF DIRECTORS
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FARMINGTON, Conn. - December 17, 2004 - Magellan Health Services, Inc.
(Nasdaq:MGLN), the nation's leading manager of behavioral health care services, announced today that its Board of Directors has elected Barry M. Smith to the Board. Smith replaces Mark Hilson of Onex Corporation, who resigned earlier this week.

"We are very pleased to welcome Barry Smith to Magellan's Board of Directors," said Steven J. Shulman, chairman and CEO of the Company. "Barry's extensive experience leading a variety of health care organizations will be an effective complement to the skills and expertise of our other directors and the management team. His thorough understanding of the health care industry, interest in mental health care and strong commitment to improving individuals' lives will serve Magellan and its stakeholders well."

Commenting on Hilson's resignation, Shulman added, "I thank Mark for his service to Magellan as a member of the Board and for his selfless cooperation with the Board's desire to add a member with extensive health care industry background. Onex has played an important role in our efforts to attract additional expertise to the Board and I appreciate their support."

Smith will fill Hilson's unexpired term as a Class 1 director of Magellan. Class 1 directors of the Company are elected by vote of the holders of the Company's Multi-Vote Common Stock, i.e., Onex Partners, an affiliate of Onex Corporation.

Smith is the founder, chairman and chief executive officer of Bon Travay, S.A., a charitable organization dedicated to health care and educational efforts in Third World countries. Prior to founding Bon Travay, he founded and served as chairman, president and CEO of Vista Care Services, a national provider of hospice services. Earlier in his career, Smith served as chairman and CEO of Value Rx, Inc., then one of the country's largest pharmacy benefit management companies, and, prior to that, served as vice president of operations for PCS Health Systems, also a pharmacy benefit management firm.

Smith earned a bachelor's degree in finance from the University of Utah. He is a member of the board of the Institute of Mental Health Research, a public and private partnership sponsored by the University of Arizona, Arizona State University, the State of Arizona and Barrows Neurological Institute. He also serves on the boards of the Ambassador's Council of Freedom From Hunger, a leading worldwide micro-credit provider to poverty-stricken women in Third World countries, and VistaCare Foundation, an organization dedicated to advancing end of life care issues. Smith also serves on the board of directors of Inpatient Consultants, Inc., the nation's largest provider of hospitalist services delivering patient care in acute care hospitals.

About Magellan: Headquartered in Farmington, Conn., Magellan Health Services (Nasdaq:MGLN) is the country's leading managed behavioral health care organization. Its customers include health plans, corporations and government agencies.

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